Exhibit 3.12

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

CORNELL DUBILIER FOIL, LLC

A DELAWARE LIMITED LIABILITY COMPANY

EFFECTIVE AS OF JUNE 13, 2011

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

ARTICLE II FORMATION OF COMPANY		2
2.1	Formation	2
2.2	Name	2
2.3	Principal Place of Business	2
2.4	Registered Office and Registered Agent	2

ARTICLE III BUSINESS OF COMPANY		3
3.1	Permitted Businesses	3

ARTICLE IV NAMES AND ADDRESSES OF MEMBERS;		3
4.1	Names and Addresses	3
4.2	Membership Interests	3

ARTICLE V RIGHTS AND DUTIES OF MANAGERS		3
5.1	Management	3
5.2	Appointment of Managers	3
5.3	Number, Tenure, and Qualifications	3
5.4	Authority of Manager	4
5.5	Limitation of Liability of Managers and Assistant Managers	4
5.6	Managers, Assistant Managers, and Members Have No Exclusive Duty to Company	4
5.7	Bank Accounts	4
5.8	Indemnity of Managers, Assistant Managers, Employees, and Other Agents	4
5.9	Resignation	4
5.10	Removal	5
5.11	Vacancies	5
5.12	Compensation	5
5.13	Right to Rely on the Managers and Assistant Managers	5
5.14	Appointment of Assistant Managers	5

ARTICLE VI RIGHTS AND OBLIGATIONS OF MEMBERS		5
6.1	Limitation of Liability	5
6.2	Company Books	6
6.3	Priority and Return of Capital	6
6.4	Amendment of Operating Agreement	6

ARTICLE VII MEETINGS OF MEMBERS		6
7.1	Annual Meeting	6
7.2	Special Meetings	6
7.3	Place of Meetings	6
7.4	Notice of Meetings	6
7.5	Manner of Acting	6
7.6	Proxies	6
7.7	Action by Members Without a Meeting	6

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7.8	Waiver of Notice	7

ARTICLE VIII CONTRIBUTIONS TO THE COMPANY		7
8.1	Members’ Capital Contributions	7
8.2	Withdrawal or Reduction of Members’ Contributions to Capital	7

ARTICLE IX DISSOLUTION AND TERMINATION		7
9.1	Dissolution	7
9.2	Winding Up, Liquidation, and Distribution of Assets	7
9.3	Certificate of Dissolution	8

ARTICLE X MISCELLANEOUS PROVISIONS		8
10.1	Notices	8
10.2	Books of Account and Records	8
10.3	Application of Delaware Law	8
10.4	Waiver of Action for Partition	9
10.5	Execution of Additional Instruments	9
10.6	Construction	9
10.7	Headings and Pronouns	9
10.8	Waivers	9
10.9	Rights and Remedies Cumulative	9
10.10	Severability	9
10.11	Heirs, Successors, and Assigns	9
10.12	Creditors	9
10.13	Counterparts	9

EXHIBIT A		11

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This Amended and Restated Operating Agreement is made and entered into by the sole Member of the Company, KEMET Electronics Corporation.

RECITALS:

WHEREAS, Cornell Dubilier Foil, LLC was formed pursuant to the Delaware Limited Liability Company Act, as amended, by the filing of a Certificate of Formation with the Delaware Secretary of State on May 27, 2010; and

WHEREAS, the current sole Member purchased a one hundred percent (100%) Membership Interest in the Company pursuant to that certain Purchase Agreement dated as of June 13, 2011 by and among the Member and Cornell Dubilier Marketing, Inc., Cornell Dubilier Electronics, Inc., and Electronic Acquisitions, LLC; and

WHEREAS, the sole Member wishes to adopt this Amended and Restated Operating Agreement as the operating agreement of the Company, it being the intention of the Member that this Amended and Restated Operating Agreement supersede and replace the original operating agreement of the Company dated as of May 27, 2010.

NOW, THEREFORE, the Member agrees as follows:

ARTICLE I

DEFINITIONS

The following terms used in this Operating Agreement shall have the following meanings (unless otherwise expressly provided herein):

(a)                                 “Act” means the Delaware Limited Liability Company act, as amended.

(b)                                 “Capital Contribution” means any contribution to the capital of the Company in cash or property by a Member in respect of its Membership Interest whenever made.

(c)                                  “Certificate of Formation” means the Certificate of Formation of the Company as filed with the Delaware Secretary of State, Corporate Division, as amended from time to time.

(d)                                 “Code” means the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws.

(e)                                  “Company” means Cornell Dubilier Foil, LLC, a Delaware limited liability company.

(f)                                   “Entity” means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, or any foreign trust or foreign business organization.

(g)                                  “Financial Rights” means the right to share in the income and loss of the Company and the right to share in distributions.

(h)                                 “Fiscal Year” means the Company’s fiscal year, which shall be the calendar year.

(i)                                     “Manager” means the individual appointed as Manager pursuant to Section 5.2, or any other Person that succeeds such Manager in his capacity as manager or any other Person who is elected to act as manager of the Company as provided herein. “Managers” refers to such Persons as a group. References to the Manager in the singular or as him, her, it, itself, or other like references shall also, where the context so requires, be deemed to include the plural or the masculine or feminine reference, and vice versa, as the case may be.

(j)                                    “Member” means each of the parties who executes a counterpart of this Operating Agreement as a Member and each of the parties who may hereafter become Members. The current sole Member is named in Article IV.

(k)                                 “Membership Interest” means a Member’s entire interest in the Company, including such Member’s right to vote and such other rights and privileges that the Member may enjoy by being a Member.

(l)                                     “Operating Agreement” means this Operating Agreement, as amended from time to time.

(m)                             “Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

(n)                                 “Voting Rights” means the right of a Member to vote on any matter as provided in this Operating Agreement or under the Act.

ARTICLE II

FORMATION OF COMPANY

2.1                               Formation. On May 27, 2010, the Company was organized as a Delaware limited liability company by executing and delivering its Certificate of Formation to the Delaware Secretary of State in accordance with and pursuant to the Act.

2.2                               Name. The name of the Company is Cornell Dubilier Foil, LLC.

2.3                               Principal Place of Business. The principal place of business of the Company shall be 5101 S. National Drive, Knoxville, Tennessee. The Company may locate its places of business and registered office at any other place or places as the Members may from time to time deem advisable.

2.4                               Registered Office and Registered Agent. The Company’s registered office in the State of Delaware shall be at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801. The name of its registered agent at such address shall be The Corporation Trust Company. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Delaware Secretary of State pursuant to the Act.

ARTICLE III

BUSINESS OF COMPANY

3.1                               Permitted Businesses. The business of the Company shall be:

(a)                                 To accomplish any lawful business whatsoever, or which shall at any time appear conducive to or expedient for the protection or benefit of the Company and its assets;

(b)                                 To exercise all other powers necessary to or reasonably connected with the Company’s business which may be legally exercised by limited liability companies under the Act; and

(c)                                  To engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

ARTICLE IV

NAMES AND ADDRESSES OF MEMBERS;
MEMBERSHIP INTERESTS

4.1                               Names and Addresses. The names and addresses of the Members are as follows:

NAME	ADDRESS

KEMET Electronics Corporation	2835 Kemet Way, Simpsonville, SC 29681

4.2                               Membership Interests. All Membership Interests in the Company shall be held by KEMET Electronics Corporation.

ARTICLE V

RIGHTS AND DUTIES OF MANAGERS

5.1                               Management. The business and affairs of the Company shall be managed by its Managers. The Managers shall have such power and authority as set forth in Section 5.4.

5.2                               Appointment of Managers. The Manager of the Company, as of the date of this Operating Agreement, is Steve Lane.

5.3                               Number, Tenure, and Qualifications. The Company shall initially have one Manager. The number of Managers of the Company shall be fixed from time to time by Members who own a majority of the Membership Interests in the Company, but in no instance shall there be less than one Manager. Each Manager shall hold office until his successor shall have been elected and qualified. Managers shall be elected by Members who own a majority of the Membership Interests in the Company. Managers need not be residents of the State of Delaware or Members of the Company.

5.4                               Authority of Manager. Except for situations in which the approval of the Members is expressly required by this Operating Agreement or by non-waivable provisions of applicable law, the Managers shall have full and complete authority, power, and discretion to manage and control the business, affairs, and properties of the Company, to make all decisions regarding those matters, to execute and deliver on behalf of the Company any agreement or instrument, and to perform any and all other acts or activities customary or incident to the management of the Company’s business.

5.5                               Limitation of Liability of Managers, and Assistant Managers. Each Manager and Assistant Manager who performs his or her duties as Manager or Assistant Manager in accordance with this Operating Agreement shall not have any liability to any third party by reason of being or having been a Manager or Assistant Manager of the Company. The Managers and Assistant Managers do not, in any way, guarantee the return of the Members’ capital contributions or a profit for the Members from the operations of the Company. No Manager or Assistant Manager shall be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of such Manager’s or Assistant Manager’s gross negligence or willful misconduct.

5.6                               Managers, Assistant Managers and Members Have No Exclusive Duty to Company. A Manager or Assistant Manager shall not be required to manage the Company as his or her sole and exclusive function. Any Manager or Assistant Manager and any Member may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Operating Agreement, to share or participate in such other investments or activities of any Manager, Assistant Manager, or Member or to the income or proceeds derived therefrom. Neither any Manager, Assistant Manager, nor Member shall incur any liability to the Company or to any of the Members by reason of engaging in any other business or venture.

5.7                               Bank Accounts. The Managers may from time to time open bank accounts in the name of the Company and be signatories thereon, unless the Members determine otherwise.

5.8                               Indemnity of Managers, Assistant Managers, Employees, and Other Agents. The Company and the Members shall jointly and severally indemnify, hold harmless, and defend each Manager and Assistant Manager from and against any and all claims that are brought against such Manager or Assistant Manager (and make advances for expenses) in connection with or related to his or her service as Manager or Assistant Manager of the Company to the maximum extent permitted under the Act, except that a Manager or Assistant Manager shall not be indemnified for acts of gross negligence or willful misconduct. The Company shall indemnify its employees and other agents who are not Managers to the fullest extent permitted by law, provided that such indemnification in any given situation is approved by Members who own a majority of the Membership Interests in the Company.

5.9                               Resignation. Any Manager or Assistant Manager of the Company may resign at any time by giving written notice to the Members of the Company. The resignation of any Manager or Assistant Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of a Manager or Assistant Manager who is also a Member shall not affect the Manager’s or Assistant Manager’s rights as a Member and shall not constitute a withdrawal of a Member.

5.10                        Removal. At a meeting called expressly for that purpose, all or any lesser number of Managers or Assistant Managers may be removed at any time, with or without cause, by Members who own a majority of the Membership Interests in the Company. In addition, the Manager may remove any Assistant Managers by written notice to such Assistant Manager. The removal of a Manager or Assistant Manager who is also a Member shall not affect the Manager’s or Assistant Manager’s rights as a Member and shall not constitute a withdrawal of a Member.

5.11                        Vacancies. Any vacancy occurring for any reason in the number of Managers of the Company may be filled by Members who own a majority of the Membership Interests in the Company. Any Manager’s position to be filled by reason of an increase in the number of Managers shall be filled by Members who own a majority of the Membership Interests in the Company.

5.12                        Compensation. The compensation of the Managers and Assistant Managers, if any, shall be fixed from time to time by Members who own a majority of the Membership Interests in the Company, and no Manager or Assistant Manager shall be prevented from receiving such salary by reason of the fact that he or she is also a Member of the Company.

5.13                        Right to Rely on the Managers and Assistant Managers.

(a)                                 Any Person dealing with the Company may rely (without duty of further inquiry) upon a certificate signed by any Manager or Assistant Manager as to:

(i)                       The identity of any Manager, Assistant Manager, or any Member;

(ii)                    The existence or nonexistence of any fact or facts that constitute a condition precedent to acts by any Manager or Assistant Manager or that are in any other manner germane to the affairs of the Company;

(iii)                 The Persons who are authorized to execute and deliver any instrument or document of the Company; or

(iv)                Any act or failure to act by the Company or any other matter whatsoever involving the Company or any Member.

5.14                        Appointment of Assistant Managers. Either the Managers, or the Members who own a majority of the Membership Interests in the Company, may appoint one or more Assistant Managers from time to time, which Assistant Managers shall have the same authority, power, and discretion as the Managers, as described in Section 5.4. Each Assistant Manager shall serve until his death, resignation, or removal by the Managers or by the Members who own a majority of the Membership Interests in the Company.

ARTICLE VI

RIGHTS AND OBLIGATIONS OF MEMBERS

6.1                               Limitation of Liability. Each Member’s liability shall be limited to the maximum extent permitted under this Operating Agreement, the Act, and other applicable law.

6.2                                 Company Books. The Members shall maintain and preserve, during the term of the Company, and for a reasonable time thereafter, all accounts, books, and other relevant Company documents.

6.3                                 Priority and Return of Capital. No Member shall have priority over any other Member as to distributions from the Company; provided, however, that this Section shall not apply to loans that a Member has made to the Company.

6.4                                 Amendment of Operating Agreement. This Operating Agreement may only be amended by Members who own a majority of the Membership Interests in the Company, provided that no amendment shall affect adversely a Member’s economic rights as an equity owner or reduce a Member’s percentage ownership without such Member’s consent.

ARTICLE VII

MEETINGS OF MEMBERS

7.1                                 Annual Meeting. The annual meeting of the Members shall be held at the discretion of the Managers for the purpose of the transaction of such business as may come before the meeting.

7.2                                 Special Meetings. Special meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by any Manager or by any Member.

7.3                                 Place of Meetings. The Members may designate any place, either within or outside the State of Delaware, as the place of meeting for any meeting of the Members. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the Company.

7.4                                 Notice of Meetings. Except as provided in Section 7.8, written notice stating the place, day, and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than ten nor more than fifty days before the date of the meeting, either personally or by mail, by or at the direction of the Managers or person calling the meeting, to each Member entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered two business days after being deposited in the United States mail, addressed to the Member at his, her, or its address as it appears on the books of the Company, with postage thereon prepaid.

7.5                                 Manner of Acting. The affirmative vote of Members holding a majority of the Membership Interests in the Company shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Certificate of Formation or this Operating Agreement.

7.6                                 Proxies. At all meetings of Members, a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Managers of the Company before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

7.7                                 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by the necessary Members required to approve such action, and delivered to the Managers of the Company for inclusion in the minutes or for filing with the Company records. Action taken under this Section is effective when the Members required to approve such action have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

7.8                                 Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

ARTICLE VIII

CONTRIBUTIONS TO THE COMPANY

8.1                                 Members’ Capital Contributions. Each Member shall contribute such amount as is set forth on Exhibit A hereto as his, her, or its initial Capital Contribution.

8.2                                 Withdrawal or Reduction of Members’ Contributions to Capital.

(a)                                  A Member shall not receive out of the Company’s property any part of his, her, or its Capital Contribution until all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them.

(b)                                 A Member, irrespective of the nature of his, her, or its Capital Contribution, has only the right to demand and receive cash in return for his, her, or its Capital Contribution.

ARTICLE IX

DISSOLUTION AND TERMINATION

9.1                                 Dissolution. The Company shall be dissolved by the unanimous written agreement of the Members. Neither the death, retirement, resignation, expulsion, bankruptcy, nor dissolution of a Member nor the occurrence of any other event that terminates the continued membership of a Member in the Company shall cause a dissolution or termination of the Company.

9.2                                 Winding Up, Liquidation, and Distribution of Assets.

(a)                                  Upon dissolution, an accounting shall be made by the Company’s independent accountants of the accounts of the Company and of the Company’s assets, liabilities, and operations, from the date of the last previous accounting until the date of dissolution. The Managers shall immediately proceed to wind up the affairs of the Company.

(b)                                 If the Company is dissolved and its affairs are to be wound up, the Managers shall:

(i)                                     Sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Managers may determine to distribute any assets to the Members in kind),

(ii)                                  Discharge all liabilities of the Company, including liabilities to Members who are also creditors, to the extent otherwise permitted by law, other than liabilities to Members for distributions and the return of capital, and establish such Reserves as may be reasonably necessary to provide for contingent liabilities of the Company,

(iii)                               Distribute the remaining assets to the Members in proportion to their Membership Interests, either in cash or in kind, as determined by the Managers, with any assets distributed in kind being valued for this purpose at their fair market value.

(c)                                  Upon completion of the winding up, liquidation, and distribution of the assets, the Company shall be deemed terminated.

(d)                                 The Managers shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

9.3                                 Certificate of Dissolution. When all debts, liabilities, and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a certificate of dissolution shall be executed and filed with the Delaware Secretary of State, which certificate shall set forth the information required by the Act.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1                           Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Operating Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Member’s and/or Company’s address, as appropriate, that is set forth in this Operating Agreement. Except as otherwise provided herein, any such notice shall be deemed to be given three business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

10.2                           Books of Account and Records. Proper and complete records and books of account shall be kept or shall be caused to be kept by the Members in which shall be entered fully and accurately all transactions and other matters relating to the Company’s business in such detail and completeness as is customary and usual for businesses of the type engaged in by the Company.

10.3                           Application of Delaware Law. This Operating Agreement, and the application or interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Delaware, and specifically the Act, without giving effect to its conflict of law provisions.

10.4                           Waiver of Action for Partition. Each Member irrevocably waives during the term of the Company any right that he, she, or it may have to maintain any action for partition with respect to the property of the Company.

10.5                           Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney, and other instruments necessary to comply with any laws, rules, or regulations.

10.6                           Construction. Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

10.7                           Headings and Pronouns. The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Operating Agreement or any provision hereof. All pronouns and variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural as the identity of the Person or Persons may require.

10.8                           Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

10.9                           Rights and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.

10.10                     Severability. If any provision of this Operating Agreement or the application thereof to any person or circumstance shall be invalid, illegal, or unenforceable to any extent, the remainder of this Operating Agreement and the application there of shall not be affected and shall be enforceable to the fullest extent permitted by law.

10.11                     Heirs, Successors, and Assigns. Each and all of the covenants, terms, provisions, and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors, and assigns.

10.12                     Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditors of the Company.

10.13                     Counterparts. This Operating Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

CERTIFICATE

The undersigned hereby agrees, acknowledges, and certifies that the foregoing Amended and Restated Operating Agreement constitutes the Operating Agreement of the Company adopted by the sole Member of the Company as of June, 2011.

SOLE MEMBER:

KEMET ELECTRONICS CORPORATION

By:	/s/ R. James Assaf
Name:	R. James Assaf
Title:	V.P., General Counsel & Secretary

SOLE MANAGER:

By:	/s/ Steve Lane
Steve Lane

EXHIBIT A

MEMBERSHIP INTERESTS IN THE COMPANY

Membership
Members	Interest
KEMET Electronics Corporation	100%